Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

4.875% Notes due 2026

of Stellus Investment Corporation

(CUSIP No. 858568 AB4)*

Redemption Date: December 31, 2025

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the indenture, dated as of May 5, 2014 (the “Base Indenture”), by and between Stellus Capital Investment Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (the “Trustee), and Section 1.01(h) of the third supplemental indenture, dated as of January 14, 2021, by and between the Company and the Trustee (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem the 4.875% Notes due 2026 (the “Notes”). The Company will redeem $50,000,000 in aggregate principal amount of the $50,000,000 aggregate principal amount of the issued and outstanding Notes on December 31, 2025 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $50,000,000 aggregate principal amount of the Notes being redeemed, plus (i) the accrued and unpaid interest thereon through, but excluding, the Redemption Date and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the Redemption Date) on the Notes to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points (the “make-whole premium” and together with the accrued and unpaid interest payable, the “Redemption Price”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $609,375. For purposes of calculating the make-whole premium that is payable on the Redemption Date, the following terms have the meanings set forth below:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of any four primary U.S. government securities dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such Redemption Date. All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the Redemption Price will be final and binding absent manifest error.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Redemption Price and the Treasury Rate will be determined by the Company.

On the Redemption Date, the Redemption Payment will become due and payable to the holders of the Notes (the “Holders”). Interest on the $50,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank Trust Company, National Association via telephone at [1-800-934-6802]. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: U.S. Bank Trust Company, National Association Corporate Trust Services 111 Fillmore Avenue E. St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold at a rate of twenty-four percent (24%) on any gross payment to a holder who is not otherwise exempt from backup withholding, such as a corporation, and who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided that such holder timely provides certain required information to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Stellus Investment Corporation
Dated: November 24, 2025	By: U.S. Bank Trust Company, National Association, as Trustee and Paying Agent